Exhibit 10.3

                            TRANS-TRADE CAPITAL, LLP

                                   London, UK

                              Distribution Contract


Between SELLER, " TRANS-TRADE CAPITAL, LLP " corporation with principal office in London, UK, ("SELLER") and DISTRIBUTOR, "KARNET CORP.", with a principal place of business in Saint-Petersburg, Russian Federation. ("DISTRIBUTOR")

1. The territory covered under this Agreement shall be expressly combined to the entire territories of the Russian Federation (hereafter referred to as Territory).
2. The Distributor sells in its own name and for its own account, in the Territory, the Products supplied by the Seller.
3. If Seller is contacted by any person or entity inquiring about the purchase of Products in the Territory (other than Distributor or a party designated by Distributor), Seller shall refer such person or entity to Distributor for handling.
4. If Seller now or hereafter manufactures or distributes, or proposes to manufacture or distribute, any product other than the Products, Seller shall immediately notify Distributor of that fact and of all details concerning that product. Distributor may request from Seller distribution rights for that product in the Territory, or any portion thereof, and if so requested, Seller shall grant such distribution rights to Distributor on terms and conditions no less favourable than those provided in this Contract with respect to Products.
5. The Seller grants and the Distributor accept the exclusive right to market and sell the Products in the Territory. The Seller is obliged to supply the Products and the Distributor is obliged to accept and pay on terms, defined by the present Contract.
6. All Products purchased by Distributor shall be purchased solely for commercial resale, excepting those Products reasonably required by Distributor for advertising and demonstration purposes.
7. Total cost of the Contract amounts USD1,000,000 (one million dollars US) and is defined on the grounds of the invoices or accounts, billed by the Seller.
8. The Distributor has 90 days to makes payment in the form of bank transfer on the account of the Seller after shipment is released from customs in Russian Federation. The payment for the Goods according to this Contract can be made in the form of prepayment on the basis of the invoices, presented by the Seller, or after receipt of the Goods by the Distributor.
9. The payment for the Goods can be made in dollars US or Euro. If the Distributor makes the payment in Euro, the Parties conduct re-calculation on dollars US. The rate of the currency exchange is the National Bank of Russian Federation official rate of the currency exchanges upon the date of payment.
10.  Bank charges are at the expense of the Distributor.
11. The Contract becomes valid since the moment of signing till its complete fulfillment. 12. There is no time restriction, minimum order requirements and no yearly number of orders imposed on the Distributor by this Agreement.
13. There are no penalties imposed in case Distributor wouldn't meet its obligations.


/s/ Sergey Gymenchyk                                             Sep. 14, 2014
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TRANS-TRADE CAPITAL, LLP - Sergey Gymenchyk                          Date:


/s/ Aleksandr Chuiko                                             Sep. 14, 2014
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President of Karnet Corp - Aleksandr Chuiko                          Date: